EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-143265 of our report dated May 21, 2007 (November 8, 2007, as to the third paragraph of Note 18) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the January 1, 2006, adoption of the provisions of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment), relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

November 9, 2007